EXHIBIT 14

Ethics and Conduct

340 Code of Conduct
Effective Date: 4/1/2009

Purpose of the Code of Conduct
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This Code of Conduct is to act as a guide to assist Breda Telephone Corp., and those employed by, or affiliated with Breda Telephone Corp. to live up to our ethical standards – and their own. It summarizes many of the rules and laws that Breda Telephone Corp. operates under. This Code goes beyond legal minimums and sets further goals for us.

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This Code is neither a contract nor a comprehensive manual that covers every situation we may encounter. It is a guide that highlights key issues and identifies policies and resources to help us reach good decisions.

Responsibility and Accountability
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Each of us has the personal responsibility to make sure our actions align with this Code of Conduct and the laws that apply to our organization and us. If you have questions or concerns about illegal or unethical acts, check with management or the Board. Keep in mind that failure to abide by this Code and the law will lead to disciplinary measures, which may mean dismissal.

• Each Breda Telephone Corp. employee is expected to read the entire Code of Conduct. No code can guarantee ethical behavior. Only we can.
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All new employees must sign an acknowledgment form confirming that they have read the Code of Conduct and understand its provisions. All employees will be required to make similar acknowledgments on a periodic basis. Failure to read the Code of Conduct or to sign an acknowledgment form, however, does not excuse an employee from the terms of this Code of Conduct.

Management
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Breda Telephone Corp.’s management team is expected to lead according to our standards of ethical conduct, in both words and actions. Managers are responsible for promoting communications. Management must model respect and consideration for each of our co-workers. Management must be diligent in looking for indications that unethical or illegal conduct has occurred. If a manager knows that an employee is contemplating a prohibited action and does nothing, the manager will be responsible along with the employee. If you ever have concerns about unethical or illegal activities you are expected to take appropriate and consistent actions, and inform your manager or a board member.

340 Code of Conduct (continued)
Effective Date: 4/1/2009

Our Responsibility To Each Other
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Respect: We will treat each other with respect at all times, just as we wish to be treated ourselves. We will value the difference of diverse individuals and cultures. Employment decisions will be based on business reasons, such as qualifications, talents and achievements, and will comply with local and national employment laws.

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Harassment: Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical or visual. Examples include derogatory comments based on racial, ethnic, religious, or sexual characteristics or disability. We are encouraged to speak out when a co-worker’s conduct makes us uncomfortable, and to report harassment when it occurs.

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Safety and Health: We are all responsible for maintaining a safe workplace by following safety and health rules and practices. We are responsible for immediately reporting accidents, injuries, and unsafe equipment practices or conditions to a supervisor or other designated person. Breda Telephone Corp. is committed to keeping its workplaces free of hazards. In order to protect the safety of all employees, each of us must report to work free from influence of any substance that could prevent us from conducting work activities safely and effectively. Threats or acts of violence or physical intimidation are strictly prohibited.

Our Responsibility to Customers and Consumers
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Product Quality and Safety: To maintain Breda Telephone Corp.’s valuable reputation, compliance with our quality processes and safety requirements is essential. We damage our good name when we deliver products and/or services that fail to live up to our standard.

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Sales and Marketing: We will build long-term relationships with our customers by demonstrating honesty and integrity. All of our marketing and advertising will be accurate and truthful. Deliberately misleading messages, omissions of important facts, or false claims about our competitor’s offerings are never acceptable. We will only obtain business legally and ethically. Bribes or kickbacks are not acceptable. Guidance concerning customer gifts, travel and entertainment is in the Conflicts of Interests section of this Code and other Company policies.

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Customer Information: We must protect customer information that is sensitive, private or confidential just as carefully as our own. Only those who have a need to know should have access to confidential information. We will abide by all state and federal laws regarding confidentiality of information.

340 Code of Conduct (continued)
Effective Date: 4/1/2009

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Government Customers: We must be aware of all legal and contractual obligations in dealing with governments. National and local governments have specific and varied procurement laws and regulations that have been established to protect the public interest. These laws generally prohibit or put strict limits on gifts, entertainment and travel offered to government officials. They also often apply to the hiring of current or recently retired officials and their families, and to any conduct that may be viewed as improperly influencing objective decision-making. Many other laws strictly govern accounting and billing practices applied to the fulfillment of government contracts and subcontracts. These laws are applicable to Breda Telephone Corp. When Breda Telephone Corp. uses suppliers or subcontracts to fulfill its commitments; we may also be responsible for communicating these unique governmental requirements to them. Those who deal with government officials and contracts are responsible for knowing and complying with applicable laws and regulations.

Our Responsibility to Business Partners
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Doing Business With Others: We will not do business with others who are likely to harm Breda Telephone Corp.’s reputation. For example, we will avoid doing business with others who intentionally and/or continually violate the law. These laws include, for example, local, environmental, employment, safety, and anti-corruption statutes. All arrangements with third parties must comply with Breda Telephone Corp. policy and law. We will not use a third party to perform any act prohibited by law or by the Breda Telephone Corp. Code of Conduct or other policies.

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Agent and Consultants: Commission rates or fees paid to dealers, distributors, agents, finders or consultants must be reasonable in relation to the value of the product or work that is actually being done. We will not pay commissions or fees that we have reason to believe will become bribes.

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Subcontractors: Subcontractors play a vital role in the fulfillment of many of our contracts. In some cases, the subcontractor is highly visible to our customers. It is therefore very important to ensure that our subcontractors preserve and strengthen Breda Telephone Corp.’s reputation by acting consistently with our Code of Conduct.

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Joint Ventures and Alliances: Breda Telephone Corp. will strive to ally with companies that share our commitment to ethics. We will also work to make the standards of our joint ventures compatible with our own.

340 Code of Conduct (continued)
Effective Date: 4/1/2009

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Purchasing Practices: Purchasing decisions must be made based solely on Breda Telephone Corp.’s best interest. Suppliers win Breda Telephone Corp.’s business based on product or service suitability, price, delivery and quality. Purchasing agreements should be documented and clearly identify the services or products to be provided, the basis for earning payment, and the applicable rate or fee. The amount of payment must be commensurate with the services or products provided.

Our Responsibility to Shareholders
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Protecting Company Assets: We have a responsibility to protect the Breda Telephone Corp. assets entrusted to us from loss, damage, misuse or theft. Breda Telephone Corp. assets, such as funds, products, or computers, may only be used for business purposes and other purposes approved by management. Breda Telephone Corp. assets may never be used for illegal purposes.

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Proprietary Information: We will safeguard all proprietary information by marking information accordingly, keeping it secure, and limiting access to those who have a need to know in order to do their jobs. Proprietary information includes any information that is not generally known to the public and/or is helpful to Breda Telephone Corp. and would be helpful to competitors. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve propriety information continues even after employment ends.

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Inside Information and Securities Trading: You are not allowed to trade in securities or any other kind of property based on knowledge that comes from your job if that information has not been reported publicly. It is against the law of the United States of America to trade or to “tip” others who might make an investment decision based on inside job information. For example, using non-public information to buy or sell Breda Telephone Corp. stock, or the stock of a Breda Telephone Corp. supplier, or customer is prohibited.

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Accuracy of Company Records: We require honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as financial records. All financial books, records and accounts must accurately reflect transactions and events, and conform both in required principles and Breda Telephone Corp.’s system of internal controls. No false or artificial entries may be made. When a payment is made, it can only be used for the purpose spelled out on the supporting document.

340 Code of Conduct (continued)
Effective Date: 4/1/2009

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Recording and Retaining Business Communications: All business records and communications should be clear, truthful and accurate. Business records and communications often become public through litigation, government investigations and the media. We will avoid exaggeration, colorful language, guesswork, legal conclusions, and derogatory remarks or characterizations of people and companies. This applies to communications of all kinds, including e-mail and “informal” notes or memos. Records should always be retained and destroyed according to Breda Telephone Corp.’s record retention policies.

Our Responsibilities to Competitors
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Competitive Information: We must never use any illegal or unethical methods to gather competitive information. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or using such disclosures by past or present employees of other companies if prohibited. If information is obtained by mistake that may constitute a trade secret or confidential information of another business, or if we have questions about the legality of information gathering, we should consult management or the board who may also consult legal counsel.

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Fair Competition and Antitrust: Breda Telephone Corp. and all our employees are required to comply with the antitrust and unfair competition laws of the United States of America. These laws generally concern:

	o	Agreements with competitors that harm customers, including price fixing and allocations of customers or contacts.
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Agreements that unduly limit a customer’s ability to sell a product, including establishing the resale price of a product or service, or conditioning the sale of products on an agreement by others to Breda Telephone Corp. products and services.

Our Responsibility to Communities
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Community Service: We serve society by providing life-enhancing products and services at a fair price and by actively supporting the communities in which we operate. Breda Telephone Corp. provides generous financial and voluntary support to many worthwhile community programs.

340 Code of Conduct (continued)
Effective Date: 4/1/2009

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Personal Community Activities: You are free to support community, charity and political organizations and causes of your choice, as long as you make it clear that your views and actions are not those of Breda Telephone Corp. We must ensure that our outside activities do not interfere with our job performance. You may not pressure another employee to express a view that is contrary to a personal belief, or to contribute to or support political, religious or charitable causes.

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Environment: We will respect the environment by complying with all applicable environmental laws of the United States of America. Breda Telephone Corp. is committed to the protection of the environment by minimizing the environmental impact of our operations and operating our businesses in ways that will foster a sustainable use of the country’s natural resources. We need to support this commitment by complying with Breda Telephone Corp.’s environmental policies and programs. Notify management if hazardous materials come into contact with the environment or are improperly handled or discarded.

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Communicating to External Audiences: To ensure professional and consistent handling, requests from the media should be forwarded to Breda Telephone Corp.’s CEO. Unfortunately, many well-intentioned interviewees have had their version of stories misinterpreted by reports. Let the experts handle such situations. You are expected to cooperate with reasonable requests for information from government agencies and regulators, and to consult with the appropriate manager, who may speak with legal counsel, before responding to any non-routine requests. All information provided must be truthful and accurate. We will not alter or destroy documents or records in response to an investigation or other lawful request. Requests from financial analysts and shareholders should be forwarded to Breda Telephone Corp.’s CEO or CFO.

Our Responsibility to Government
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Compliance with the Law: You are required to comply with all applicable laws and regulations wherever we do business. Perceived pressures from supervisors or demands due to business conditions are not excuses for violating the law. When we have any questions or concerns about the legality of an action, we are responsible for consulting with management or the board, who may consult with legal counsel.

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Company Political Activities: You may not, except with approval from the CEO, make any political contribution for Breda Telephone Corp. or use Breda Telephone Corp.’s name, funds, property, equipment or services for the support of political parties, initiative, committees or candidates. This includes any contribution of value. Additionally, lobbying activities or government contacts on behalf of Breda Telephone Corp., other than sales activities, must be coordinated with the CEO.

340 Code of Conduct (continued)
Effective Date: 4/1/2009

Conflicts of Interests
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General Guidance: Business decisions and actions must be based on the best interests of Breda Telephone Corp., and must not be motivated by personal considerations or relationships. Relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect our independent and sound judgment on behalf of Breda Telephone Corp. General guidelines to help you better understand several of the most common examples of situations that may cause a conflict of interest are listed below. However, you are required to disclose to management any situation that may be, or appear to be, a conflict of interest. When in doubt, it is best to disclose.

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Outside Employment: You may not work for or receive payments for services from any competitor, customer, distributor or supplier of Breda Telephone Corp. without approval of management. Any outside activity must be strictly separated from Breda Telephone Corp. employment and should not harm job performance at Breda Telephone Corp. We must make sure that the skills we learn and use at Breda Telephone Corp. are not used in such a way that could hurt the business of Breda Telephone Corp.

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Board Memberships: Serving on the Board of Directors or a similar body for an outside company or government agency requires the advanced approval of management. Helping the community by serving on boards of nonprofit or community organizations is encouraged, and does not require prior approval.

•	Family members and Close Personal Relationships: We may not use personal influence to get Breda Telephone Corp. to do business with a company in which our family members or friends have an interest.
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Investments: You may not allow your investments to influence, or appear to influence, your independent judgment on behalf of Breda Telephone Corp. This could happen in may ways, but it is most likely to create the appearance of a conflict of interest if you have an investment in a competitor, supplier, customer, or distributor and/or its decisions which may have a business impact on either party. If there is any doubt about the way an investment might be perceived, it should be disclosed to management. We are also prohibited from directly or indirectly buying, or otherwise acquiring rights to any property or materials, when we know that Breda Telephone Corp. may be interested in pursuing such an opportunity and the information is not public.

•	Gifts: Gifts are not always physical objects – they might also be services, favors, or other items of value.

340 Code of Conduct (continued)
Effective Date: 4/1/2009

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Gifts to You: You may not accept kickbacks, lavish gifts or gratuities. We can accept items of nominal value, such as small promotional items bearing another company’s name. We will not accept anything that might make it appear that our judgment for Breda Telephone Corp. would be compromised. In some rare situations, it would be impractical or harmful to refuse or return a gift. When this happens, discuss the situation with management.

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Gifts Given by the Company: Some business situations call for giving gifts. Breda Telephone Corp.’s gifts must be legal, reasonable, and approved by management. We never pay bribes. We will not provide any gift if prohibited by law or the policy of the recipient’s organization. For example, the employees of many government entities are prohibited from accepting gifts. If in doubt, check first.

•	Entertainment: We consider “entertainment” to include a representative of both parties at the event.
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Entertainment of the Company: We may accept entertainment that is reasonable in the context of the business and that advances the Company’s interests. For example, accompanying a business associate to a local cultural or sporting event, or to a business meal, would in most cases be acceptable. Entertainment that is lavish or frequent may appear to influence one’s independent judgment on behalf of Breda Telephone Corp. If an invitation seems inappropriate, we must turn down the offer or pay the true value of the entertainment ourselves. Accepting entertainment that may appear inappropriate should be discussed with management, in advance if possible.

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Entertainment by the Company: We may provide entertainment that is reasonable in the context of the business. If we have a concern about whether providing entertainment is appropriate, we will discuss it with management in advance. Entertainment of government officials may be prohibited by law. Get approval from management in each instance.

•	Travel:
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Acceptance of Travel Expenses: You may accept transportation and lodging provided by a Breda Telephone Corp. supplier or other third party, if the trip is for business and is approved in advance by your supervisor. All travel accepted must be accurately recorded in our travel expense records.

340 Code of Conduct (continued)
Effective Date: 4/1/2009

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Providing Travel: Unless prohibited by law or the policy of the recipient’s organization, Breda Telephone Corp. may pay the transportation and lodging expenses incurred by customers, agents or suppliers in connection with a visit to a Breda Telephone Corp. facility. The visit must be for a business purpose, for example, on-site examination of equipment, contract negotiations, or training. The CEO must approve in advance all travel by government officials that is sponsored or paid for by Breda Telephone Corp.

Reporting Concerns
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Taking action to prevent problems is part of Breda Telephone Corp.’s culture. If you observe possible unethical or illegal conduct, you are encouraged to report your concerns. Retaliation against any employee who reports a concern to Breda Telephone Corp. about illegal or unethical conduct will not be tolerated. Employees will be held accountable for their actions in violation of the Code of Conduct, even if they are the ones who report the violation. It is unacceptable to file a report knowing it to be false.

How to Get Help
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If you have questions about the Breda Telephone Corp.’s Code of Conduct, the first place to turn is your supervisor. If you are uncomfortable discussing the issue with your supervisor, please talk to another member of management, Human Resources or the Board. Our open door policy allows you the freedom to approach any level of management with your concerns.

Key Beliefs
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If would be wonderful if the right thing to do were always perfectly clear. In the real world of business, however, things are not always obvious. If you find yourself in a situation where the “right thing” is unclear or doing the right thing is difficult, remember our key beliefs.

	o	We believe in integrity, honesty, and ethical standards in all that we do.
	o	We believe a customer is of primary importance and deserves our best service, attitude, and consideration.
	o	We believe in respect.
	o	We believe in active participation to the continual quality-of-life advancements in our communities.
	o	We believe in being good stewards in managing our resources.